UNITED STATES	OMB APPROVAL
SECURITIES AND EXCHANGE COMMISSION	OMB Number: 3235-00595
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Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )

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Mueller Industries, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MUELLER INDUSTRIES, INC.
8285 Tournament Drive, Suite 150
Memphis, Tennessee 38125
Telephone (901) 753-3200

Notice of Annual Meeting of
Stockholders to be Held
May 5, 2005

To the Stockholders of
Mueller Industries, Inc.

The Annual Meeting of Stockholders of Mueller Industries, Inc. (the “Company”), will be held at the Company’s headquarters at 8285 Tournament Drive, Suite 150, Memphis, Tennessee 38125 on Thursday, May 5, 2005, at 10:00 A.M. local time, for the following purposes:

1.	To elect seven directors, each to serve until the next annual meeting of stockholders (tentatively scheduled for April 27, 2006) or until his successor is elected and qualified;

2.	To approve the Mueller Industries, Inc. Annual Bonus Plan;

3.	To consider and act upon a proposal to approve the appointment of Ernst & Young LLP, independent public accountants, as auditors of the Company for the fiscal year ending December 31, 2005; and

4.	To consider and transact such other business as may properly be brought before the Annual Meeting and any adjournment(s) thereof.

Only stockholders of record at the close of business on March 8, 2005, will be entitled to notice of and vote at the Annual Meeting or any adjournment(s) thereof. A complete list of stockholders entitled to vote at the Annual Meeting will be prepared and maintained at the Company’s corporate headquarters at 8285 Tournament Drive, Suite 150, Memphis, Tennessee 38125. This list will be available for inspection by stockholders of record during normal business hours for a period of at least 10 days prior to the Annual Meeting.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING REGARDLESS OF THE SIZE OF YOUR HOLDINGS. WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING IN PERSON, WE URGE YOU TO MARK, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED SELF-ADDRESSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

William H. Hensley
Corporate Secretary

March 23, 2005

TABLE OF CONTENTS

SOLICITATION OF PROXIES	1
VOTING SECURITIES	2
PRINCIPAL STOCKHOLDERS	2
ELECTION OF DIRECTORS	3
OWNERSHIP OF COMMON STOCK BY DIRECTORS AND EXECUTIVE OFFICERS AND INFORMATION ABOUT DIRECTOR NOMINEES	3
Meetings and Committees of the Board of Directors	7
Director Compensation	8
Board of Directors’ Affiliations	8
CORPORATE GOVERNANCE	8
Director Independence	9
Independent Directors	9
Audit Committee	10
Compensation Committee	10
Nominating and Corporate Governance Committee	10
Corporate Governance Guidelines	12
Code of Business Conduct and Ethics	12
Directors’ Attendance at Annual Meetings of Stockholders	12
Communication With the Board of Directors	12
EXECUTIVE COMPENSATION	13
Summary Compensation Table	13
Option Grants During 2004 Fiscal Year	14
Option Exercises During 2004 Fiscal Year and Fiscal Year-End Option Values	16
Employment Contracts and Termination of Employment Arrangements	16
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS	20
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION	21
PERFORMANCE GRAPH	23
PROPOSAL TO ADOPT THE MUELLER INDUSTRIES, INC. ANNUAL BONUS PLAN	24
EQUITY COMPENSATION PLAN INFORMATION	26
APPOINTMENT OF AUDITORS	27
STOCKHOLDER NOMINATIONS FOR BOARD MEMBERSHIP AND OTHER PROPOSALS FOR 2006 ANNUAL MEETING	28
OTHER MATTERS TO COME BEFORE THE ANNUAL MEETING	29
SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE REPORTING	29
OTHER INFORMATION	29

MUELLER INDUSTRIES, INC.
8285 Tournament Drive, Suite 150
Memphis, Tennessee 38125
Telephone (901) 753-3200

PROXY STATEMENT

Annual Meeting of Stockholders
May 5, 2005

SOLICITATION OF PROXIES

The accompanying proxy is solicited by the Board of Directors of Mueller Industries, Inc., a Delaware corporation (the “Company”), for use at the annual meeting of stockholders (the “Annual Meeting”) to be held at the Company’s headquarters at 8285 Tournament Drive, Suite 150, Memphis, Tennessee 38125, on Thursday, May 5, 2005, at 10:00 A.M. local time, or at any adjournment(s) thereof.

This Proxy Statement, together with the Company’s Annual Report for the fiscal year ended December 25, 2004, is first being mailed on or about March 23, 2005.

When a proxy card is returned properly signed, the shares represented thereby will be voted in accordance with the stockholder’s directions appearing on the card. If the proxy card is signed and returned without directions, the shares will be voted in favor of the proposals set forth thereon and for the nominees named herein. The discretion granted in the accompanying proxy card includes the authority to vote on all additional matters properly coming before the Annual Meeting as the persons named in the proxy deem appropriate. A stockholder giving a proxy may revoke it at any time before it is voted at the Annual Meeting by giving written notice to the secretary of the Annual Meeting or by casting a ballot at the Annual Meeting. Votes cast by proxy or in person at the Annual Meeting will be tabulated by election inspectors appointed for the Annual Meeting. The election inspectors will also determine whether a quorum is present. The holders of a majority of the shares of common stock, $.01 par value per share (“Common Stock”), outstanding and entitled to vote who are present either in person or represented by proxy will constitute a quorum for the Annual Meeting. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted. If a broker indicates on a proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies by telephone or otherwise. The Company will reimburse brokers or other persons holding stock in their names or in the names of their nominees for their charges and expenses in forwarding proxies and proxy material to the beneficial owners of such stock.

VOTING SECURITIES

The Company had 36,589,824 shares of Common Stock outstanding at the close of business on March 8, 2005, which are the only securities of the Company entitled to be voted at the Annual Meeting. The record holder of each share of Common Stock is entitled to one vote on each matter that may properly be brought before the Annual Meeting. Only stockholders of record at the close of business on March 8, 2005, will be entitled to notice of, and to vote at, the Annual Meeting. The Company’s Certificate of Incorporation and Bylaws do not provide for cumulative voting for the election of Directors.

On October 26, 2004, the Company paid a special dividend (the “Special Dividend”) consisting of $6.50 in cash and $8.50 in principal amount of the Company’s 6% Subordinated Debentures due 2014 (the “Debentures”) for each share of Common Stock outstanding on October 12, 2004. In connection with the Special Dividend, on August 31, 2004, the Company amended its outstanding stock option plans and agreements to clarify that the anti-dilution adjustment language contained therein includes the authority to make adjustments for extraordinary dividends declared on the Company’s Common Stock, whether payable in the form of cash or other consideration (including Debentures), and so adjusted the shares subject to and the per share exercise price with respect to outstanding options. This adjustment resulted in an increase in the number of shares subject to each outstanding option and an adjustment to the option purchase price designed to maintain the option holders’ intrinsic value following issuance of the Special Dividend. References in this Proxy Statement to beneficial stock ownership or outstanding options for periods following October 12, 2004 (e.g., December 25, 2004 and March 8, 2005) reflect the equitable adjustment made to options outstanding on October 12, 2004, while historical information about options held or issued prior to October 12, 2004 has not been adjusted to reflect the subsequent equitable adjustment.

PRINCIPAL STOCKHOLDERS

As of March 8, 2005, the following party was known by the Company to be the “beneficial owner” of more than five percent of the Common Stock:

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Class
Dimensional Fund Advisors Inc. 1299 Ocean Avenue 11th Floor Santa Monica, CA 90401	2,208,133 (1)	6.07% (2)

(1)	Information obtained from a Schedule 13G, dated February 9, 2005, filed with the Securities and Exchange Commission (“SEC”) on behalf of Dimensional Fund Advisors Inc. The Schedule 13G reported ownership of 2,208,133 shares of Common Stock then outstanding. The Schedule 13G reported sole voting power and sole dispositive power over 2,208,133 shares.

(2)	The percent of class shown was based on the shares of Common Stock reported on the Schedule 13G and the total number of shares outstanding as of December 25, 2004. The difference in the total number of shares outstanding on December 25, 2004 and March 8, 2005 does not materially affect the percentage of ownership of the class.

ELECTION OF DIRECTORS

The Board of Directors proposes to elect the following seven persons at the Annual Meeting to serve (subject to the Company’s Bylaws) as directors of the Company until the next Annual Meeting (tentatively scheduled for April 27, 2006), or until the election and qualification of their successors: Alexander P. Federbush, Gennaro J. Fulvio, Gary S. Gladstein, Terry Hermanson, Robert B. Hodes, Harvey L. Karp and William D. O’Hagan. If any such person should be unwilling or unable to serve as a director of the Company, which is not anticipated, the persons named in the proxy will vote the proxy for substitute nominees selected by them unless the number of directors has been reduced to the number of nominees willing and able to serve.

Directors are elected by a plurality of the votes cast. “Plurality” means that the individuals who receive the greatest number of votes cast “For” are elected as directors up to the maximum number of directors to be chosen at the Annual Meeting. Consequently, any shares not voted “For” a particular director (whether as a result of a direction to withhold or a broker non-vote) will not be counted in such director’s favor.

OWNERSHIP OF COMMON STOCK BY DIRECTORS AND EXECUTIVE
OFFICERS AND INFORMATION ABOUT DIRECTOR NOMINEES

The following table sets forth, as of March 8, 2005, information about the 2,240,669 shares of Common Stock (calculated based on 36,589,824 shares outstanding) beneficially owned by each of the Company’s current directors, nominees for director, executive officers and Named Officers (as defined under “Executive Compensation”). Unless otherwise indicated, all directors and nominees for director, executive officers and Named Officers have sole voting and investment power with respect to the shares of Common Stock reported. The table and the accompanying footnotes set forth the foregoing persons’ current positions with the Company, principal occupations and employment over the preceding five years, age and directorships held in certain other publicly-owned companies.

Principal Occupation, Employment, etc.	Common Stock Beneficially Owned as of March 8, 2005	Percent of Class
Alexander P. Federbush Director of the Company since February 17, 2005; age 62 (1)	1,500	*
Gennaro J. Fulvio Director of the Company since May 9, 2002; age 48 (2)	10,336	*
Gary S. Gladstein Director of the Company since July 1, 2000; Director of Jos. A. Bank Clothiers, Inc. and Imergent, Inc.; age 60 (3)	27,848	*
Terry Hermanson Director of the Company since February 13, 2003; age 62 (4)	7,224	*
Robert B. Hodes Director of the Company since February 10, 1995; Director of Loral Space & Communications Ltd.; age 79 (5)	35,060	*

Principal Occupation, Employment, etc.	Common Stock Beneficially Owned as of March 8, 2005	Percent of Class
Harvey L. Karp Chairman of the Board of Directors since October 8, 1991; Director since August 1991; age 77	1,041,886	2.85%
William D. O’Hagan Chief Executive Officer of the Company since January 1, 1994; Chief Operating Officer of the Company since June 22, 1992; President of the Company since December 1, 1992; Director of the Company since January 1993; age 63 (6)	710,436	1.93%
Karl J. Bambas Vice President-Tax of the Company since October 28, 2004; age 44 (7)	4,978	*
Richard W. Corman Vice President-Controller of the Company since October 28, 2004; age 48 (8)	23,093	*
Michael O. Fifer Executive Vice President of the Company since June 30, 2003; age 48 (9)	4,668	*
Roy C. Harris Vice President and Chief Information Officer of the Company since July 5, 2000; age 62 (10)	91,990	*
William H. Hensley General Counsel of the Company since September 2, 2003; Vice President and Secretary of the Company since October 30, 2003; age 54 (11)	8,621	*
Jeffrey A. Martin Vice President-Finance of the Company since October 28, 2004; age 38 (12)	3,422	*
Kent A. McKee Chief Financial Officer of the Company since April 1, 1999; Vice President of the Company since February 11, 1999; age 44 (13)	112,181	*
Lee R. Nyman Senior Vice President-Manufacturing/Engineering of the Company since February 11, 1999; age 52 (14)	128,978	*
James H. Rourke President-Industrial Products Division of the Company since December 27, 2003; General Manager-Rod since January 29, 2002; age 56 (15)	28,448	*

Principal Occupation, Employment, etc.	Common Stock Beneficially Owned as of March 8, 2005	Percent of Class
Executive Officers, Named Officers and Directors as a Group	2,240,669	6.04	%**

*	Less than 1%

**	Includes 533,425 shares of Common Stock which are subject to currently exercisable stock options held by officers and directors of the Company.

(1)	Mr. Federbush has been the President of the Queens West Development Corp., a subsidiary of the Empire State Development Corporation, a public-benefit corporation that is a joint venture among New York State, New York City and the Port Authority of New York and New Jersey, for more than the past five years. The number of shares of Common Stock beneficially owned by Mr. Federbush includes (i) 500 shares of Common Stock owned by Mr. Federbush’s spouse and (ii) 1,000 shares of Common Stock owned by a corporation in which Mr. Federbush is an officer.

(2)	Mr. Fulvio has been a member of Fulvio & Associates, LLP, Certified Public Accountants (formerly Speer & Fulvio, LLP), since 1987. The number of shares of Common Stock owned beneficially by Mr. Fulvio includes 9,336 shares of Common Stock which are subject to currently exercisable stock options.

(3)	Mr. Gladstein previously served as a director of the Company from 1990 to 1994. Mr. Gladstein is currently an independent investor and consultant. From the beginning of 2000 to August 31, 2004, Mr. Gladstein was a Senior Consultant at Soros Fund Management. He was Chief Operating Officer at Soros Fund Management from 1985 until his retirement at the end of 1999. The number of shares of Common Stock beneficially owned by Mr. Gladstein includes 12,448 shares of Common Stock which are subject to currently exercisable stock options.

(4)	Mr. Hermanson has been the principal and President of Mr. Christmas, Inc., a wholesale merchandising company, for more than the last five years. The number of shares of Common Stock beneficially owned by Mr. Hermanson includes 6,224 shares of Common Stock which are subject to currently exercisable stock options.

(5)	Mr. Hodes is Of Counsel to the New York law firm of Willkie Farr & Gallagher LLP. The number of shares of Common Stock beneficially owned by Mr. Hodes includes (i) 2,200 shares of Common Stock owned by Mr. Hodes’ children (as to which Mr. Hodes disclaims beneficial ownership) and (ii) 15,560 shares of Common Stock which are subject to currently exercisable stock options.

(6)	The number of shares of Common Stock beneficially owned by Mr. O’Hagan includes (i) 186,732 shares of Common Stock which are subject to currently exercisable stock options, (ii) 28,136 shares of Common Stock owned by Mr. O’Hagan’s spouse, and (iii) 28,838 shares of Common Stock owned by a family partnership of which Mr. O’Hagan is a general partner and in which Mr. O’Hagan or his spouse hold a 99% interest. Mr. O’Hagan disclaims beneficial ownership of the 28,136 shares of Common Stock owned by his spouse.

(7)	Mr. Bambas served as the Company’s Tax Director for more than five years prior to October 28, 2004. The number of shares of Common Stock beneficially owned by Mr. Bambas includes 4,978 shares of Common Stock which are subject to currently exercisable stock options.

(8)	Mr. Corman served as the Company’s Corporate Controller for more than five years prior to October 28, 2004. The number of shares of Common Stock beneficially owned by Mr. Corman includes 12,757 shares of Common Stock which are subject to currently exercisable stock options.

(9)	Mr. Fifer served as President, North American Operations, for Watts Water Technologies, Inc., a plumbing valve manufacturer, for more than five years prior to May 31, 2003. The number of shares of Common Stock beneficially owned by Mr. Fifer includes 4,668 shares of Common Stock which are subject to currently exercisable stock options.

(10)	Mr. Harris served (i) as Division Manager of the Company’s Standard Products Division from May 1, 1997 through July 11, 2000 and (ii) as Controller, Standard Products Division, from December 1995 to May 1, 1997. The number of shares of Common Stock beneficially owned by Mr. Harris includes 70,582 shares of Common Stock which are subject to currently exercisable stock options.

(11)	Mr. Hensley served as Vice President, General Counsel and Secretary of the Company for more than five years prior to July 5, 2000. From July 5, 2000 through September, 2000, Mr. Hensley provided ongoing legal services to the Company. From September, 2000 to August, 2003, Mr. Hensley pursued an advanced degree, was self-employed in managing his private investment portfolio and provided advice in connection with private business ventures. The number of shares of Common Stock beneficially owned by Mr. Hensley includes 1,470 shares of Common Stock owned by one of Mr. Hensley’s children.

(12)	Mr. Martin served (i) as Director of Corporate Finance of the Company from January 1, 2002 to October 28, 2004, (ii) as Manager of Corporate Finance of the Company from January 1, 2001 to December 31, 2001, (ii) as Manager of Corporate Accounting of the Company from January 15, 1996 to December 31, 2000, and (iv) as a Manager and other positions in audit services with Pricewaterhouse Coopers LLP, a public accounting firm, from September 1989 to January 1996. The number of shares of Common Stock beneficially owned by Mr. Martin includes 3,422 shares of Common Stock which are subject to currently exercisable stock options.

(13)	Mr. McKee served (i) as Vice President-Business Development/Investor Relations of the Company from December 14, 1995 to February 11, 1999, (ii) as Treasurer of the Company from November 8, 1991 to December 14, 1995, and (iii) as Assistant Secretary of the Company from August 28, 1991 to December 14, 1995. The number of shares of Common Stock beneficially owned by Mr. McKee includes 66,435 shares of Common Stock which are subject to currently exercisable stock options.

(14)	Mr. Nyman served as Vice President-Manufacturing/Management Engineering of the Company from July 7, 1993 to February 11, 1999. The number of shares of Common Stock beneficially owned by Mr. Nyman includes 112,968 shares of Common Stock which are subject to currently exercisable stock options.

(15)	Mr. Rourke served (i) as Vice President-Industrial Products Division of the Company from December 14, 1995 to December 27, 2003, (ii) as Vice President and General Manager-Industrial Division of the Company from November 4, 1993 to December 14, 1995, and (iii) prior thereto as Vice President and General Manager, Industrial Products, for Mueller Brass Co. in Port Huron. The number of shares of Common Stock beneficially owned by Mr. Rourke includes 27,315 shares of Common Stock which are subject to currently exercisable stock options.

Meetings and Committees of the Board of Directors

During 2004, the Board of Directors held six meetings. The Board of Directors established a standing Audit Committee and a Compensation Committee at its organizational meeting on February 13, 1991. On May 13, 1991, the Board of Directors created two committees (the “Plan Committees”) to be responsible for administering the Company’s 1991 Employee Stock Purchase Plan and the Company’s 1991 Incentive Stock Option Plan. On November 16, 1993, the Board of Directors established a standing Nominating Committee. On May 12, 1994, the Board of Directors created two committees to be responsible for administering the Company’s 1994 Stock Option Plan and the Company’s 1994 Non-Employee Director Stock Option Plan, on February 12, 1998 created a committee to be responsible for administering the Company’s 1998 Stock Option Plan and on February 12, 2002 created a committee to be responsible for administering the Company’s 2002 Stock Option Plan (collectively, the “Option Plan Committees”). On February 12, 2004, the Board of Directors changed the name of the Nominating Committee to the Nominating and Corporate Governance Committee. During 2004, no director attended fewer than 75% of the total number of meetings of the Board and all committees on which he served.

The Audit Committee is composed of three directors who are not officers or employees of the Company: Gennaro J. Fulvio (Chairman), Gary S. Gladstein and Terry Hermanson. Each member of the Audit Committee has been determined by the Board of Directors to meet the standards for independence required of audit committee members by the New York Stock Exchange (the “NYSE”) and applicable SEC rules. For more information on the NYSE standards for independence, see “Corporate Governance-Director Independence” in this Proxy Statement. The Board of Directors has further determined that (i) all members of the Audit Committee are financially literate, and (ii) Gary S. Gladstein and Gennaro J. Fulvio each possess accounting and related financial management expertise within the meaning of the listing standards of the NYSE, and are each audit committee financial experts within the meaning of applicable SEC rules. The Audit Committee (i) appoints the Company’s independent accountants, (ii) reviews and approves any major change in the Company’s accounting policy, (iii) reviews the scope and results of the independent audit, (iv) reviews and considers the independence of the accountants, (v) reviews the effectiveness of the Company’s internal audit procedures and personnel, (vi) reviews the Company’s policies and procedures for compliance with disclosure requirements concerning conflicts of interest and the prevention of unethical, questionable or illegal payments, and (vii) makes such reports and recommendations to the Board of Directors as it may deem appropriate. The Audit Committee held six formal meetings during the last fiscal year, five of which were attended by the Company’s independent auditors and a portion of one of which the Company’s independent auditors attended telephonically. At such meetings, the Audit Committee discussed the scope and results of the annual audit and issues of accounting policy and internal controls.

The Compensation Committee is composed of three directors who are not officers or employees of the Company: Terry Hermanson (Chairman), Alexander P. Federbush and Gennaro J. Fulvio. Each member of the Compensation Committee has been determined by the Board of Directors to meet the NYSE’s standards for independence. In addition, each member of the Compensation Committee is a “Non-Employee Director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934 (the “Exchange Act”) and an “outside director” as defined in Section 162 (m) of the Internal Revenue Code of 1986, as amended (the “Code”). These same directors also serve as members of the Plan Committee and the Option Plan Committees. The Compensation Committee (i) provides assistance to the Board of Directors in discharging the Board of Directors’ responsibilities relating to management organization, performance, compensation and succession, and (ii) makes such recommendations to the Board of

Directors as it deems appropriate. During fiscal 2004, the Compensation Committee and the Option Plan Committee held two formal meetings.

The Nominating and Corporate Governance Committee is composed of three directors who are not officers or employees of the Company: Gary S. Gladstein (Chairman), Alexander P. Federbush and Gennaro J. Fulvio. Each member of the Nominating and Corporate Governance Committee has been determined by the Board of Directors to meet the NYSE’s standards for independence. The Nominating and Corporate Governance Committee is responsible for the recommendation to the Board of Directors of director nominees for election to the Board of Directors. In addition, the Nominating and Corporate Governance Committee is responsible for recommending committee assignments and responsibilities to the Board of Directors, overseeing the evaluation of Board of Directors and management effectiveness, developing and recommending to the Board of Directors corporate governance guidelines, and generally advising the Board of Directors on corporate governance and related matters. The Nominating and Corporate Governance Committee (then the Nominating Committee) held three formal meetings during the past fiscal year.

Director Compensation

During 2004, directors of the Company who were not employed by the Company received an annual fee for serving on the Company’s Board of Directors of $35,000, plus a fee of $1,000 per Board and $750 per Audit, Compensation or Nominating and Corporate Governance Committee meeting attended by such director, plus reimbursement for such director’s expenses incurred in connection with any such Board or Committee meeting, except no Committee meeting fees were paid for meetings held in conjunction with a Board of Directors meeting. In addition, the Chairman of each of the Audit, Compensation and Nominating and Corporate Governance Committees receives an annual fee of $2,500.

Under the Company’s 1994 Non-Employee Director Stock Option Plan, each member of the Company’s Board of Directors who is neither an employee nor an officer of the Company is automatically granted each year on the date of the Company’s Annual Meeting of Stockholders, without further action by the Board, an option to purchase 2,000 shares of Common Stock at the fair market value of the Common Stock on the date the option is granted. As of March 8, 2005, options to purchase 43,568 shares of Common Stock were outstanding under the Company’s 1994 Non-Employee Director Stock Option Plan.

Board of Directors’ Affiliations

Mr. Hodes is Of Counsel to the law firm of Willkie Farr & Gallagher LLP, which provided legal services to the Company during 2004.

CORPORATE GOVERNANCE

The Company operates within a comprehensive plan of corporate governance for the purpose of defining independence, assigning responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards. The Company regularly monitors developments in the area of corporate governance. In July, 2002, Congress passed the Sarbanes-Oxley Act of 2002 which, among other things, established, or provided the basis for, a number of new corporate governance standards and disclosure requirements. In addition, the NYSE has recently adopted changes to its corporate governance and listing requirements.

Director Independence

The standards relied upon by the Board of Directors in affirmatively determining whether a director is “independent,” in compliance with the rules of the NYSE, are comprised, in part, of those objective standards set forth in the NYSE rules, which generally provide that (a) a director who is an employee, or whose immediate family member (defined as a spouse, parent, child, sibling, father- and mother-in-law, son- and daughter-in-law and anyone, other than a domestic employee, sharing the director’s home) is an executive officer of the Company, would not be independent for a period of three years after termination of such relationship; (b) a director who has received, or whose immediate family member has received, during any twelve-month period within the last three years, more than $100,000 per year in direct compensation from the Company, except for certain permitted payments, would not be independent; (c) a director or an immediate family member who is a current partner of a firm that is the Company’s internal or external auditor, a director who is a current employee of such a firm, a director who has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice, or a director or an immediate family member who was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time would not be independent; (d) a director or an immediately family member who is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on the other company’s compensation committee would not be independent; and (e) a director who is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, would not be independent. In addition to these objective standards and in compliance with NYSE rules, no director will be considered independent who has any other material relationship with the Company that could interfere with the director’s ability to exercise independent judgment. The Board of Directors exercises appropriate discretion in identifying and evaluating the materiality of any relationships directors may have with the Company.

The Board of Directors, in applying the above-referenced standards and after considering all of the relevant facts and circumstances, has affirmatively determined that the Company’s current “independent” directors are: Alexander P. Federbush, Gennaro J. Fulvio, Gary S. Gladstein, Terry Hermanson and Robert B. Hodes. In determining that Mr. Hodes did not have a material relationship with the Company, the Board of Directors considered that Mr. Hodes was Of Counsel to the law firm of Willkie Farr & Gallagher LLP and that the fees paid by the Company to such firm have been substantially below 2% of such firm’s gross revenues in each of the last three years.

Independent Directors

•	A majority of the members of the Company’s Board of Directors have been determined to meet the NYSE’s standards for independence. See “Director Independence” above.

•	The Company’s Corporate Governance Guidelines provide that the Company’s independent directors shall hold annually at least two formal meetings independent from management. The independent directors will choose a non-management director to preside at non-management sessions of the Board of Directors.

Audit Committee

•	All members of the Audit Committee have been determined to meet the standards of independence required of audit committee members by the NYSE and applicable SEC rules. See “Director Independence” above.
In accordance with the rules and regulations of the SEC, the above paragraph regarding the independence of the members of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulations 14A or 14C of the Exchange Act or to the liabilities of Section 18 of the Exchange Act and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, notwithstanding any general incorporation by reference of this Proxy Statement into any other filed document.

•	The Board of Directors has determined that all members of the Audit Committee are financially literate. Further, the Board of Directors has determined that Gary S. Gladstein and Gennaro J. Fulvio each possess accounting or related financial management expertise, within the meaning of the listing standards of the NYSE, and are each audit committee financial experts within the meaning of applicable SEC rules.

•	Ernst & Young LLP, the Company’s independent auditors, reports directly to the Audit Committee.

•	The Audit Committee, consistent with the Sarbanes-Oxley Act of 2002 and the rules adopted thereunder, meets with management and the Company’s independent auditors prior to the filing of officers’ certifications with the SEC to receive information concerning, among other things, significant deficiencies in the design or operation of internal control over financial reporting.

•	The Audit Committee has adopted procedures for the receipt, retention and treatment of complaints by Company employees regarding the Company’s accounting, internal accounting controls or auditing matters.

•	The Audit Committee operates under a formal charter adopted by the Board of Directors that governs its duties and standards of performance. Copies of the charter can be obtained free of charge from the Company’s Web site at www.muellerindustries.com.

Compensation Committee

•	All members of the Compensation Committee have been determined to meet the NYSE standards for independence. See “Director Independence” above. Further, each member of the Compensation Committee is a “Non-Employee Director” as defined in Rule 16b-3 under the Exchange Act and an “outside director” as defined in Section 162(m) of the Code.

•	The Compensation Committee operates under a formal charter adopted by the Board of Directors that governs its duties and standards of performance. Copies of the charter can be obtained free of charge from the Company’s Web site at www.muellerindustries.com.

Nominating and Corporate Governance Committee

•	All members of the Nominating and Corporate Governance Committee have been determined to meet the NYSE standards for independence. See “Director Independence” above.

•	The Nominating and Corporate Governance Committee recommends to the Board of Directors as director nominees individuals of established personal and professional integrity, ability and judgment, which are chosen with the primary goal of ensuring that the entire Board of Directors collectively serves the interests of the Company’s stockholders. Due consideration is given to assessing the qualifications of potential nominees and any potential conflicts with the Company’s interests. The Nominating and Corporate Governance Committee also assesses the contributions of the Company’s incumbent directors in connection with their potential re-nomination. In identifying and recommending director nominees, the Committee members take into account such factors as they determine appropriate, including recommendations made by the Board of Directors.
Once the Nominating and Corporate Governance Committee has identified prospective nominees, background information is elicited about the candidates, following which they are investigated, interviewed and evaluated by the Committee which then reports to the Board of Directors.

•	The Nominating and Corporate Governance Committee operates under a formal charter adopted by the Board of Directors that governs its duties and standards of performance. Copies of the charter can be obtained free of charge from the Company’s Web site at www.muellerindustries.com.

The Nominating and Corporate Governance Committee does not consider individuals nominated by stockholders for election to the Board. However, under the Company’s Bylaws, nominations for the election of directors may be made by a qualifying stockholder, but only if written notice of such stockholder’s intent to make such nomination has been received by the Secretary of the Company at the Company’s principal place of business (8285 Tournament Drive, Suite 150, Memphis, Tennessee 38125) not less than 60 days and not more than (i) with respect to an election to be held at an annual meeting of stockholders, 90 days prior to the anniversary date of the immediately preceding annual meeting (unless the annual meeting date is advanced by more than thirty days or delayed by more than sixty days, in which case different deadlines apply), and (ii) with respect to an election to be held at a special meeting of stockholders for the election of directors, not earlier than 90 days prior to the special meeting and not later than the later of (a) 60 days prior to such special meeting or (b) the tenth day following the day on which public announcement is first made of the date of the special meeting, provided that in the event that the number of directors to be elected to the Board is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board made by the Company at least 70 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to the Secretary of the Company not later than the tenth day following the day on which such public announcement is first made by the Company. To be a qualifying stockholder, the stockholder must be a stockholder of record at the time the notice was delivered to the Secretary of the Company. Each such notice shall set forth: (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A (or successor provisions) under the Exchange Act, including such person’s written consent to be named in the proxy statement as a nominee and serving as a director if elected; (b) as to any other business that the stockholder desired to be brought before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Company’s books, and of such beneficial owner, and (ii) the class and number of shares of Common Stock which are owned beneficially and of record by such stockholder and such beneficial owner. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure. See “Stockholder Nominations for Board Membership and Other Proposals for 2006 Annual Meeting.”

Corporate Governance Guidelines

•	The Company has adopted a set of Corporate Governance Guidelines, including specifications for director qualification and responsibility, director access to officers and employees, director compensation, director orientation and continuing education, and the annual performance evaluation of the Board of Directors.

•	Copies of the guidelines can be obtained free of charge from the Company’s Web site at www.muellerindustries.com.

Code of Business Conduct and Ethics

•	The Company has adopted a Code of Business Conduct and Ethics, which is designed to help officers, directors and employees resolve ethical issues in an increasingly complex business environment. The Code of Business Conduct and Ethics is applicable to all of the Company’s officers, directors and employees, including the Company’s principal executive officer, principal financial officer, principal accounting officer or controller and other persons performing similar functions. The Code of Business Conduct and Ethics covers topics, including but not limited to, conflicts of interest, confidentiality of information and compliance with laws and regulations.

•	Waivers from the Code of Business Conduct and Ethics are discouraged. Any waivers from the Code of Business Conduct and Ethics that relate to the Company’s directors and executive officers must be approved by the Board of Directors, and will be posted on the Company’s Web site at www.muellerindustries.com.

•	Copies of the Code of Business Conduct and Ethics can be obtained free of charge from the Company’s Web site at www.muellerindustries.com.

Directors’ Attendance at Annual Meetings of Stockholders

It is the policy of the Company’s Board of Directors to expect that all directors attend annual meetings of Stockholders except where the failure to attend is due to unavoidable circumstances or conflicts discussed in advance by the director with the Chairman of the Board. All members of the Board of Directors attended the Company’s 2004 Annual Meeting of Stockholders.

Communication With the Board of Directors

Any stockholder or interested party who wishes to communicate with the Board of Directors, or specific individual directors, including the Chairman of the non-management directors or the non-management directors as a group, may do so by directing a written request addressed to such directors or director in care of the Chairman of the Nominating and Corporate Governance Committee, Mueller Industries, Inc., 8285 Tournament Drive, Suite 150, Memphis, Tennessee 38125. Communication(s) directed to members of the Board who are not non-management directors will be relayed to the intended Board member(s) except to the extent that it is deemed unnecessary or inappropriate to do so pursuant to the procedures established by a majority of the independent directors. Communications directed to non-management directors will be relayed to the intended Board member(s) except to the extent that doing so would be contrary to the instructions of the non-management directors. Any communication so withheld will nevertheless be made available to any non-management director who wishes to review it.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the annual and long-term compensation for services in all capacities for the Company for the fiscal years 2004, 2003, and 2002, of those persons who were (i) the chief executive officer, and (ii) at December 25, 2004, the other four most highly compensated executive officers of the Company (collectively, the “Named Officers”).

				Long-Term Compensation
				Awards
		Annual Compensation(1)
Name and Principal Position	Year	Salary	Bonus	Securities Underlying Options(#)(2)	All Other Compensation(3)
Harvey L. Karp	2004	$873,605	$1,790,890	—	—
Chairman of the Board	2003	$841,250	$841,250	—	—
	2002	$801,190	$801,190	—	—

William D. O’Hagan	2004	$595,634	$1,191,266	100,000	$8,200
President and Chief Executive	2003	$573,573	$544,894	100,000	$8,000
Officer	2002	$546,260	$768,947	100,000	$8,000

Michael O. Fifer	2004	$240,404	$324,545	15,000	$8,200
Executive Vice President (4)	2003	$103,846	$45,401	20,000	$2,078
	2002	$—	$—	—	$—

Kent A. McKee	2004	$264,108	$356,545	25,000	$8,200
Vice President and Chief	2003	$247,200	$113,278	20,000	$8,000
Financial Officer	2002	$208,142	$99,931	12,500	$8,000

Lee R. Nyman	2004	$267,115	$360,606	20,000	$8,200
Senior Vice President-	2003	$244,802	$111,757	20,000	$8,000
Manufacturing/Engineering	2002	$212,629	$101,546	20,000	$8,000

(1)	Includes all amounts earned for the respective years, even if deferred under the Company’s Executive Deferred Compensation Plan.

(2)	All options were issued prior to October 12, 2004. See “Voting Securities” above.

(3)	Consists of $8,200 contributed on behalf of each of Messrs. O’Hagan, Fifer, McKee and Nyman, as matching contributions for 2004 under the Company’s 401(k) Plan.

(4)	Mr. Fifer joined the Company on June 30, 2003.

Option Grants During 2004 Fiscal Year

Shown below is information on options granted during the fiscal year ended December 25, 2004, to the Named Officers.

Option Grants in Last Fiscal Year

	Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Number of Securities Underlying Options Granted (#)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Market Price on Date of Grant ($/Sh)	Expiration Date	5%	10%
Harvey L. Karp	—	0.00%	$—	$—	—	$—	$—
William D. O’Hagan	100,000	33.33%(1)	$32.24	$32.24	2/10/2014	$2,027,556	$5,138,226
Michael O. Fifer	15,000	5.00%(2)	$32.24	$32.24	2/10/2014	$304,133	$770,734
Kent A. McKee	25,000	8.33%(2)	$32.24	$32.24	2/10/2014	$506,889	$1,284,556
Lee R. Nyman	20,000	6.67%(2)	$32.24	$32.24	2/10/2014	$405,511	$1,027,645

(1)	These options were granted on February 10, 2004. Sixty-five percent of these options were granted under the Company’s 1998 Stock Option Plan and the remainder were granted under the Company’s 2002 Stock Option Plan, in each case with a per-share exercise price equal to 100% of the fair market value of a share of Common Stock at the time of grant, which, in accordance with the terms of the 1998 Stock Option Plan and the 2002 Stock Option Plan, was the mean between the highest and lowest sale price of the Common Stock on the last trading date immediately preceding the date of grant. For purposes of determining the potential realizable values of these options, the mean between the highest and lowest sales price of the Common Stock on the trading date immediately preceding the date of grant was used as the per-share market price at the time of grant. These options vest ratably over a five-year term on each anniversary of the date of grant, with the first 20% vesting on February 10, 2005, except that if there is a “Change in Control,” all remaining unvested options become immediately exercisable on the later of (i) the day Mr. O’Hagan notifies the Company he is terminating as a result of said change, and (ii) ten days prior to the date Mr. O’Hagan’s employment is terminated. For the purpose of determining the accelerated vesting of Mr. O’Hagan’s options, “Change in Control” is defined as (i) a change in control which would be required to be reported to the SEC or any securities exchange on which the Common Stock is listed, (ii) any non-exempted person or party becoming the beneficial owner of securities representing 20% or more of the voting power of the Company, or (iii) when the individuals who, on February 13, 2002, constituted the Board of Directors of the Company cease to constitute at least a majority of the Board, provided that new directors are deemed to have been directors on that date if elected by or on recommendation of at least sixty percent of the directors who were directors on February 13, 2002.

(2)	These options were granted on February 10, 2004 under the Company’s 2002 Stock Option Plan with a per-share exercise price equal to 100% of the fair market value of a share of Common Stock at the time of grant, which, in accordance with the terms of the 2002 Stock Option Plan, was the mean between the highest and lowest sale price of the Common Stock on the last trading date immediately preceding the date of grant. For purposes of determining the potential realizable values of these options, the mean between the highest and lowest sales price of the Common Stock on the trading date immediately preceding the date of grant was used as the per-share market price at the time of grant. These options vest ratably over a five-year term on each anniversary of the date of grant, with the first 20% vesting on February 10, 2005, except that upon a “Change in Control,” any options not previously vested become immediately exercisable. For the purpose of determining the accelerated vesting of Messrs. Fifer’s, McKee’s and Nyman’s options, “Change in Control” is defined to mean, unless the Board of Directors otherwise directs by resolution adopted prior thereto, (i) individuals who, on February 10, 2004, constituted the Board of Directors of the Company cease to constitute at least a majority of the Board, provided that new directors are deemed to have been directors on that date if elected by or whose nomination for election was approved by a vote of at least a majority of the directors then comprising the incumbent board, (ii) any person, entity or group (within the meaning of Section 13(d) or 14(d) of the Exchange Act) becoming the beneficial owner of securities representing more than 50% of the voting power of the Company, other than (A) any acquisition by the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary, and (B) any acquisition by any corporation pursuant to a reorganization, merger or consolidation, if, following such reorganization, merger or consolidation, the conditions described in clauses (A) and (B) of clause (iii) of this definition are satisfied, (iii) the occurrence of a reorganization, merger or consolidation, in each case, unless, following such reorganization, merger or consolidation, (A) more than 50% of the outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned by all or substantially all the individuals and entities who were the beneficial owners, respectively, of the outstanding voting securities immediately prior thereto in substantially the same proportion of their ownership immediately prior to such reorganization, merger or consolidation, and (B) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Board of Directors of the Company at the time of the execution of the initial agreement, providing for such reorganization, merger or consolidation, or (iv) approval by the stockholders of the Company of (A) a complete liquidation or dissolution of the Company, as applicable, or (B) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which following such sale or other disposition, (1) more than 50% of, respectively, the then outstanding shares of common stock of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively of the outstanding voting securities immediately prior to such sale or other disposition, of the outstanding voting securities, and (2) at least a majority of the members of the board of directors of such corporation were members of the Board of Directors of the Company at the time of the execution of the initial agreement or action of the Board of Directors of the Company providing for such sale or other disposition of assets of the Company; provided, however, that no transaction resulting in the disposition of one or more subsidiaries or other business units of the Company will be treated as substantially all of the assets of the Company unless the assets so disposed of comprise more than 70% of all corporate assets.

Option Exercises During 2004 Fiscal Year and Fiscal Year-End Option Values

Aggregated Option Exercises in Last Fiscal Year
and Option Values at December 25, 2004

			Number of Securities Underlying Unexercised Options at Dec. 25, 2004 (#)	Value of Unexercised In-the-Money Options at Dec. 25, 2004 (2)
Name	Shares Acquired on Exercise (#)	Value Realized ($)(1)	Exercisable/ Unexercisable	Exercisable/ Unexercisable
Harvey L. Karp	2,400,000	$80,650,650	0 / 0	$0 / $ 0
William D. O’Hagan	600,000	15,675,262	93,366 / 373,464	$1,231,592 / $ 4,877,368
Michael O. Fifer	4,000	58,960	0 / 48,238	$0 / $ 635,281
Kent A. McKee	46,595	861,319	48,541 / 80,918	$651,665 / $ 1,051,636
Lee R. Nyman	—	—	94,295 / 82,474	$1,204,263 / $ 1,079,089

(1)	Represents the difference between the closing price of the Common Stock on the date of exercise and the exercise price of the options.

(2)	Represents the difference between the closing price of the Common Stock on the last trading day prior to December 25, 2004 and the exercise price of the options.

The Company did not award stock appreciation rights to any executive officer during 2004, nor was any award made under any long-term incentive plan. The Company does not have a defined benefit or actuarial plan covering any of the Named Officers.

Employment Contracts and Termination of Employment Arrangements

Effective as of June 21, 2004, and in connection with the execution of the Karp Consulting Agreement discussed below, the Company amended Harvey L. Karp’s then existing Amended and Restated Employment Agreement (as amended, the “Karp Employment Agreement”) to eliminate the three-year rolling term, which was automatically extended so that the unexpired term on any date was always three years, and replace it with a fixed term which expires on December 31, 2007. The Karp Employment Agreement provides for Mr. Karp to serve as Chairman of the Board of Directors of the Company. Under the terms of the Karp Employment Agreement, Mr. Karp is to receive (i) an annual base salary of at least $606,373 (to be adjusted upward annually at a rate commensurate with increases granted to other key executives), and (ii) a discretionary cash incentive bonus (the “Karp Discretionary Bonus”) consistent with the executive bonus program which the Company establishes for other key executives. If the Annual Bonus Plan is approved by the Company’s stockholders at the Annual Meeting, the Karp Employment Agreement will be amended to eliminate the Karp Discretionary Bonus and replace it with participation in the Annual Bonus Plan. Mr. Karp is also entitled to receive reimbursement for reasonable business and travel expenses incurred in the performance of his duties and will participate in all bonus, incentive, stock option, pension, disability and health plans and programs and all fringe benefit plans maintained by the Company in which senior executives participate.

Under the terms of the Karp Employment Agreement, Mr. Karp’s employment may be terminated by the Company without Cause (as defined in the Karp Employment Agreement) or by Mr. Karp for Good Reason (as defined in the Karp Employment Agreement) upon appropriate written notice. In either such event, Mr. Karp will continue to receive his then-current base salary as if his employment had continued for the remainder of the then-current term and an annual bonus for the remainder of the then-current term equal to the average bonus for the three calendar years immediately preceding the written notice of termination. In addition, all outstanding unvested Company stock options then held by Mr. Karp will immediately vest and become exercisable and Mr. Karp will continue to participate in the Company’s health plans and programs at the Company’s expense and the Company will furnish Mr. Karp with an office in New York City and a secretary for the remainder of such term.

Mr. Karp may resign voluntarily without Good Reason upon appropriate written notice to the Company. In such event, Mr. Karp will be entitled to receive any accrued but unpaid base salary and, at the Company’s discretion, a bonus for the calendar year in which his resignation without Good Reason occurs. The Company may terminate Mr. Karp’s employment for Cause (as defined in the Karp Employment Agreement) upon appropriate written notice. In such event, Mr. Karp will forfeit all existing Company stock options, but such options shall remain exercisable for the 30-day period following Mr. Karp’s receipt of the written notice. Mr. Karp may terminate his employment for any reason within six months following a Change in Control (as defined in the Karp Employment Agreement). In such event, the Company will pay to Mr. Karp a lump sum amount equal to (i) his then-current base salary multiplied by the number of full and partial years remaining in the term of the Karp Employment Agreement, and (ii) his average annual bonus for the three calendar years immediately preceding the date of termination multiplied by the number of full and partial years remaining in the term of the Karp Employment Agreement. In addition, all outstanding unvested options then held by Mr. Karp shall become immediately exercisable. In the event that any Payment (as defined in the Karp Employment Agreement) would be subject to the excise tax imposed by the “Golden Parachute” regulations under the Code, Mr. Karp would be entitled to a gross-up payment from the Company to cover such taxes.

Effective as of May 12, 2000, the Company amended William D. O’Hagan’s then-existing Amended and Restated Employment Agreement (as amended and restated, the “O’Hagan Employment Agreement”). The O’Hagan Employment Agreement provides for Mr. O’Hagan to serve as President and Chief Executive Officer of the Company for a rolling three-year term, which is automatically extended so that the unexpired term on any date is always three years, unless either party gives written notice of his or its intention not to extend the term (the “Employment Period”). Under the terms of the O’Hagan Employment Agreement, Mr. O’Hagan is to receive (i) an annual base salary of at least $413,430 (to be adjusted upward annually at a rate commensurate with increases granted to other key executives), and (ii) a discretionary cash incentive bonus (the “O’Hagan Discretionary Bonus”) consistent with the executive bonus program which the Company establishes for other key executives. If the Annual Bonus Plan is approved by the Company’s stockholders at the Annual Meeting, the O’Hagan Employment Agreement will be amended to eliminate the O’Hagan Discretionary Bonus and replace it with participation in the Annual Bonus Plan. Mr. O’Hagan is also entitled to receive reimbursement for reasonable business and travel expenses incurred in the performance of his duties and will participate in all bonus, incentive, stock option, pension, disability and health plans and programs and all fringe benefit plans maintained by the Company in which senior executives participate.

Under the terms of the O’Hagan Employment Agreement, Mr. O’Hagan’s employment may be terminated by the Company without Cause (as defined in the O’Hagan Employment Agreement) or by Mr. O’Hagan for Good Reason (as defined in the O’Hagan Employment Agreement) upon appropriate written notice. In either such event, Mr. O’Hagan will continue to receive his then-current base salary as if his employment had continued for the remainder of the Employment Period and an annual bonus for the remainder of the Employment Period equal to the average bonus for the three calendar years immediately preceding the written notice of termination. In addition, all outstanding unvested Company stock options then held by Mr. O’Hagan will immediately vest and become exercisable and Mr. O’Hagan will continue to participate in the Company’s health plans and programs at the Company’s expense until he reaches age 65.

Mr. O’Hagan may resign voluntarily without Good Reason upon appropriate written notice to the Company. In such event, Mr. O’Hagan will be entitled to receive any accrued but unpaid base salary and, at the Company’s discretion, a bonus for the calendar year in which his resignation without Good Reason occurs. The Company may terminate Mr. O’Hagan’s employment for Cause (as defined in the O’Hagan Employment Agreement) upon appropriate written notice. If Mr. O’Hagan’s employment is terminated for Cause or if Mr. O’Hagan voluntarily resigns for any reason other than Good Reason, his right to receive his base salary, bonus, and any other compensation and benefits to which he would otherwise be entitled under the O’Hagan Employment Agreement shall be forfeited as of the date of termination. Mr. O’Hagan may terminate his employment for any reason within six months following a Change in Control (as defined in the O’Hagan Employment Agreement). In such event, the Company will pay to Mr. O’Hagan a lump sum amount equal to (i) his then current base salary multiplied by the number of years (including partial years) then remaining in the Employment Period, and (ii) his average annual bonus for the three calendar years immediately preceding the date of termination multiplied by the number of years (including partial years) then remaining in the Employment Period. In addition, all remaining unvested options previously granted to Mr. O’Hagan shall become immediately exercisable.

On June 21, 2004, the Company entered into consulting and non-compete agreements with Messrs. Karp and O’Hagan to provide for post-employment consulting services to the Company (the “Karp Consulting Agreement” and the “O’Hagan Consulting Agreement,” respectively, and collectively, the “Consulting Agreements”).

The consulting period under the Karp Consulting Agreement will begin on the earlier of (i) January 1, 2008, (ii) the termination of Mr. Karp’s employment by the Company without Cause (as defined in the Karp Employment Agreement), (iii) the termination of Mr. Karp’s employment upon a Change in Control (as defined in the Karp Employment Agreement) and (iv) the resignation of Mr. Karp for Good Reason (as defined in the Karp Employment Agreement), and will end on the sixth anniversary of such commencement.

The consulting period under the O’Hagan Consulting Agreement will begin on the earlier of (i) the termination of Mr. O’Hagan’s employment by the Company without Cause (as defined in the O’Hagan Employment Agreement), (ii) the termination of Mr. O’Hagan’s employment upon a Change in Control (as defined in the O’Hagan Employment Agreement) and (iii) the resignation of Mr. O’Hagan for Good Reason (as defined in the O’Hagan Employment Agreement), and will end on the sixth anniversary of such commencement.

During their respective consulting periods, Messrs. Karp and O’Hagan will serve as independent consultants and advisors to the Company on matters within their respective areas of expertise and for which they had responsibility during their employment with the Company, provided that neither will have to devote more than twenty hours per month during the first four years of their consulting period nor more than ten hours per month during the last two years of their consulting period. During the respective term of the Consulting Agreements, each executive agrees not to engage in Competitive Activity (as defined in the Consulting Agreements).

As compensation, Messrs. Karp and O’Hagan will each be entitled to receive an annual consulting fee equal to (i) two thirds of their respective Final Base Compensation for the first four years of their consulting periods and one-third of their respective Final Base Compensation for the last two years of their consulting periods. The Final Base Compensation for Messrs. Karp and O’Hagan is the lesser of

(i) their respective highest annual cash compensation (consisting of base salary and annual bonus) during the last three years of their employment with the Company or (ii) $2,000,000. In addition, they will be entitled to participate in the same health, major medical, hospitalization and dental insurance coverage as is generally available to the executive officers of the Company from time to time during their consulting periods. The Company will also provide Messrs. Karp and O’Hagan with the same office space provided under their respective Employment Agreements (or such other comparable office space anywhere in the United States designated by and acceptable to them) and secretarial services. During the consulting period, they will continue to have access to the Company’s private airplane on the same basis available to them while employed with the Company, provided they reimburse the Company for any personal use of such airplane.

In the event that during the consulting period their respective consulting relationship is terminated by the Company without Cause (as defined in the Consulting Agreements) or Messrs. Karp or O’Hagan terminate their consulting relationship for Good Reason (as defined in the Consulting Agreements), the Company is required to make a lump sum severance payment equal to the balance of all amounts that would have been payable under their respective Consulting Agreement for the remainder of their respective consulting period. Such lump sum amount will be discounted for present value. In the event that any Payment (as defined in the Consulting Agreements) would be subject to the excise tax imposed by the “Golden Parachute” regulations under the Code, Messrs. Karp and O’Hagan would be entitled to a gross-up payment from the Company to cover such taxes.

Effective as of October 17, 2002, the Company entered into an employment agreement with Kent A. McKee, the Company’s Vice President and Chief Financial Officer (the “McKee Employment Agreement”). The McKee Employment Agreement provides for Mr. McKee to serve as Vice President and Chief Financial Officer of the Company for a rolling three-year term, which is automatically extended so that the unexpired term on any date is always three years, unless either party gives written notice of his or its intention not to extend the term (the “Employment Period”). Under the terms of the McKee Employment Agreement, Mr. McKee is to receive (i) an annual base salary of $240,000 (to be adjusted upward annually at a rate commensurate with increases granted to other key executives), and (ii) a discretionary cash incentive bonus consistent with the executive bonus program which the Company establishes for other key executives. In addition, Mr. McKee is to receive reimbursement for reasonable business and travel expenses incurred in the performance of his duties and will participate in all bonus, incentive, stock option, pension, disability and health plans and programs and all fringe benefit plans maintained by the Company in which senior executives participate.

Under the terms of the McKee Employment Agreement, Mr. McKee’s employment may be terminated by the Company without Cause (as defined in the McKee Employment Agreement) or by Mr. McKee for Good Reason (as defined in the McKee Employment Agreement) upon appropriate written notice. In either such event, Mr. McKee will continue to receive his then-current base salary as if his employment had continued for the remainder of the Employment Period and an annual bonus for the remainder of the Employment Period equal to the average bonus for the three calendar years immediately preceding the written notice of termination. In addition, all outstanding unvested Company stock options then held by Mr. McKee will immediately vest and become exercisable and Mr. McKee will continue to participate in the Company’s health plans and programs at the Company’s expense until he reaches age 65. In the event that any Payment (as defined in the McKee Employment Agreement) would be subject to the excise tax imposed by the “Golden Parachute” regulations under the Code, Mr. McKee would be entitled to a gross-up payment from the Company to cover such taxes.

Mr. McKee may resign voluntarily without Good Reason upon appropriate written notice to the Company. In such event, Mr. McKee will be entitled to receive any accrued but unpaid base salary and, at the Company’s discretion, a bonus for the calendar year in which his resignation without Good Reason occurs. The Company may terminate Mr. McKee’s employment for Cause (as defined in the McKee Employment Agreement) upon appropriate written notice. If Mr. McKee’s employment is terminated for Cause or if Mr. McKee voluntarily resigns for any reason other than Good Reason, his right to receive his base salary, bonus, and any other compensation and benefits to which he would otherwise be entitled under the McKee Employment Agreement shall be forfeited as of the date of termination. Mr. McKee may terminate his employment for any reason within six months following a Change in Control (as defined in the McKee Employment Agreement). In such event, the Company will pay to Mr. McKee a lump sum amount equal to (i) his then current base salary multiplied by the number of years (including partial years) then remaining in the Employment Period, and (ii) his average annual bonus for the three calendar years immediately preceding the date of termination multiplied by the number of years (including partial years) then remaining in the Employment Period. In addition, all remaining unvested options previously granted to Mr. McKee shall become immediately exercisable.

The Company does not have any other employment agreements with Named Officers. Except as set forth above, the Company has no compensatory plan or arrangement with respect to any Named Officer which would result in severance or change-in-control payments in excess of $100,000.

REPORT OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS (1)

The Audit Committee of the Board of Directors oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90 (Communication With Audit Committee). In addition, the Audit Committee discussed with the independent auditors the auditors’ independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board Standard No. 1, and considered the compatibility of non-audit services provided by the independent auditors with the auditor’s independence.

The Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors has approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 25, 2004, for filing with the SEC. The Audit Committee and the Board has re-appointed, subject to shareholder approval, Ernst & Young LLP, independent auditors, to audit the consolidated financial statements of the Company for the fiscal year ending December 31, 2005.

The Audit Committee is governed by a formal charter, which can be accessed from the Company’s Website at www.muellerindustries.com. The members of the Audit Committee are considered independent because they satisfy the independence requirements for Board members prescribed by the NYSE listing standards and Rule 10A-3 of the Exchange Act.

Gennaro J. Fulvio, Chairman
Gary S. Gladstein
Terry Hermanson

(1)	This Section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

REPORT OF THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS
ON EXECUTIVE COMPENSATION

Base compensation payable to Mr. Karp, the Company’s Chairman, and to Mr. O’Hagan, its Chief Executive Officer, is principally governed by the terms of their employment agreements. Pursuant to these agreements, Mr. Karp and Mr. O’Hagan received base compensation of $873,605 and $595,634, respectively, for 2004. The bi-weekly base compensation payable to each of Messrs. Karp and O’Hagan was unchanged in fiscal 2004, but due to timing of such bi-weekly payments both Messrs. Karp and O’Hagan received an additional bi-weekly payment in fiscal 2004.

The employment agreements for Messrs. Karp and O’Hagan also provide for payment of an annual discretionary cash bonus consistent with the executive bonus program which the Company establishes for other key executives. For 2004, Messrs. Karp and O’Hagan were awarded discretionary bonuses in the amount of 205% and 200%, respectively, of their gross wages (excluding bonuses for 2003 which were paid in 2004, and certain other miscellaneous items). The bonuses paid to Messrs. Karp and O’Hagan were approved by the Compensation Committee based on the Compensation Committee’s subjective assessment of their contributions to the Company’s performance in 2004.

The base compensation for each of the other Named Officers was increased at the beginning of the 2004 fiscal year by an average of approximately 3%, based on subjective recommendations from Messrs. Karp and O’Hagan. Bonuses paid to officers other than Messrs. Karp and O’Hagan for 2004 did not exceed 150% of gross wages (excluding bonuses for 2003 which were paid in 2004, and certain other miscellaneous items). These bonuses were paid pursuant to a Company bonus program, which provided for bonuses to be paid based on the Company’s attainment of income targets for the fiscal 2004.

The Compensation Committee periodically grants stock options to executive officers and other key employees as part of the Company’s overall executive compensation program. During the 2004 fiscal year, the Compensation Committee granted options to acquire an aggregate of 120,500 shares of Common Stock to executive officers other than Messrs. Karp and O’Hagan, based in part on recommendations from Messrs. Karp and O’Hagan. When granting options to executive officers, the Compensation Committee considers the total number of shares available under the Company’s option plans, the number of options previously granted to such officers, Company and individual performance, and each officer’s level of responsibility within the Company. However, no specific corporate or individual performance factors are used. The Compensation Committee believes that stock options are an integral part of the Company’s executive compensation program, which motivate executives to practice long-term strategic management, and align their financial interests with those of the Company’s stockholders. On February 9, 2004, the Compensation Committee approved an option grant of 100,000 shares of Common Stock to Mr. O’Hagan. The options were granted at fair market value at the time of grant, have a ten year term, and vest ratably over five years, except under certain circumstances if there is a “Change in Control.” Such options were granted in recognition of Mr. O’Hagan’s contributions to the Company’s success and as part of Mr. O’Hagan’s overall compensation program.

Section 162(m) of the Code generally does not allow public companies to obtain tax deductions for compensation greater than $1 million paid in any year to any of their five most highly paid executive officers unless such payments qualify for an exemption thereunder. In 2004, the annual cash compensation paid to Messrs. Karp and O’Hagan exceeded the maximum deductible amount under Section 162(m). On February 17, 2005, the Board of Directors adopted, subject to stockholder approval, the Company’s Annual Bonus Plan. If approved by the Company’s stockholders at the Annual Meeting, compensation paid under the Annual Bonus Plan will be fully deductible under Section 162(m). Commencing with 2005, it is the Company’s general policy to structure its incentive plans so that bonus and equity compensation paid to the Company’s five most highly compensated executive officers qualifies for the performance-based compensation exemption under Section 162(m) and is deductible for federal income tax purposes under Section 162(m), unless there is a valid compensation reason that would justify paying non-deductible amounts. Such action may be necessary in order for the Company to meet competitive market pressures and to ensure that it is able to attract and retain top talent to lead the organization successfully.

Terry Hermanson, Chairman
Alexander P. Federbush
Gennaro J. Fulvio

PERFORMANCE GRAPH

The following table compares total stockholder return since December 25, 1999 to the Dow Jones Total Market Index (“Total Market Index”) and the Dow Jones US Building Materials Index (“Building Materials Index”). Total return values for the Total Market Index, the Building Materials Index and the Company were calculated based on cumulative total return values assuming reinvestment of dividends. The Common Stock is traded on the New York Stock Exchange under the symbol MLI.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

Among Mueller Industries, Inc., Dow Jones Total Market
Index and Dow Jones US Building Materials Index

Fiscal Year Ending Last Saturday in December(1)

	12/25/1999	12/30/2000	12/29/2001	12/28/2002	12/27/2003	12/25/2004
Mueller Industries, Inc.	100	82	102	83	106	135
Dow Jones Total Market Index	100	92	82	63	81	92
Dow Jones US Building Materials Index	100	103	106	91	126	168

(1)	Reflects reinvestment in shares of Common Stock of (i) regular quarterly dividends paid by the Company, (ii) the cash paid by the Company in connection with the Special Dividend and (iii) the proceeds of an assumed sale at par of the Debentures paid by the Company in connection with the Special Dividend.

PROPOSAL TO ADOPT THE MUELLER INDUSTRIES, INC.
ANNUAL BONUS PLAN

Effective as of December 26, 2004, the Board of Directors adopted the Mueller Industries, Inc. Annual Bonus Plan (the “Plan”) subject to the approval of the Company’s stockholders. The primary purpose of the Plan is to provide incentives to senior executives of the Company and its subsidiaries to meet or exceed certain corporate performance targets and thereby enhance return to the Company’s stockholders and to encourage such executives to remain in the employ of the Company and its subsidiaries. In adopting the Plan, it is the objective of the Board of Directors to enable the Company to maximize any federal tax deductions in connection with bonus payments to the Company’s most highly compensated executive officers. The following description of the Plan is qualified in its entirety by the text of the Plan as filed with the SEC.

The Plan is a management incentive plan designed to provide certain employees of the Company with incentive compensation based upon achievement of pre-established performance goals. The Plan is designed to comply with the performance-based compensation exemption from Section 162(m) of the Code, which denies federal tax deductions for annual compensation in excess of $1,000,000 paid by the Company to the Chief Executive Officer and any of the four other most highly compensated executive officers, unless such compensation is performance-based and paid pursuant to a plan approved by the Company’s stockholders.

The Plan will be administered by the Compensation Committee of the Board of Directors (the “Committee”). The Committee will select Plan participants who will be eligible to earn bonus awards under the Plan (the “Bonus”).

The Chairman of the Board of Directors (the “Chairman”) and the Chief Executive Officer (“CEO”) of the Company and such other employees of the Company and any subsidiary of the Company chosen by the Committee to participate in the Plan for a Plan Year shall participate in the Plan. Within 90 days following the commencement of each “Plan Year” (fiscal year of the Company) ending December 31, 2005, the Committee may select such employees as it deems appropriate for participation in the Plan and set performance goals for the Chairman and CEO, and such other employees for the Plan Year. Such Plan participants will be entitled to earn a Bonus of incentive compensation based on the attainment of these pre-established performance goals during the Plan Year (collectively “Performance Goals”). Performance Goals will consist of one or more of the following: (a) pre-tax earnings; (b) earnings per share; (c) operating income; (d) net sales; (e) total stockholder return; (f) net income; (g) funds from operations; (h) funds from operations multiple; (i) earnings before interest expense, taxes, depreciation and amortization (“EBITDA”); (j) pretax operating earnings after interest expense and before bonuses, service fees and extraordinary or special items; (k) operating margin; (l) return on equity; (m) return on capital; (n) return on investment; (o) operating earnings; (p) working capital; (q) ratio of debt to stockholders’ equity; (r) market capitalization; (s) market capitalization defined by the Company’s line of credit; (t) growth in funds from operations; (u) growth in net operating income; (v) return on invested capital; (w) inventory levels or inventory turnover; (x) total net sales; (y) total gross profit or total gross profit percentage; (z) operating cash flow or free cash flow; (aa) economic value added; (bb) pre-interest and pre-tax expense return on average invested capital, which may be expressed on a current value basis; (cc) accounts receivable (measured in terms of days sales outstanding); (dd) operating expenses; (ee) sales growth; (ff) profit before taxes or profit after taxes less the company’s cost of capital; and/or (gg) net revenue. Any such targets may relate to one or any combination of two or more of corporate groups, units, divisions, affiliates or to individual performance.

No participant may receive a Bonus of more than $2,500,000 for any Plan Year. The Committee is authorized at any time during or after a Plan Year, in its sole and absolute discretion, to reduce or eliminate a Bonus payable to any participant for any reason, including changes in the position or duties of the participant, whether due to termination of employment (including death, disability or termination with or without cause) or otherwise. No reduction in a Bonus made to any participant shall increase the amount of a Bonus to any other participant.

Following the completion of each Plan Year, the Committee will certify in writing the degree to which Performance Goals were attained and such Bonuses earned and are payable to participants. Each participant will receive payment of his or her earned Bonus as soon as practicable following the determination of such award by the Committee, but not later than two and one-half months following the end of the Plan Year.

If the employment of a participant terminates by reason of death or disability, then the Committee may, in its sole discretion, determine to pay all or a prorated portion of any Bonus relating to the Plan Year in which the participant’s employment terminates. Unless such a determination is made, upon a participant’s termination of employment on account of death or disability, the participant shall immediately cease participation in the Bonus and shall not be entitled to earn a Bonus for such Plan Year. If a participant’s employment with the Company terminates for any reason other than death or disability during any Plan Year, then the participant will immediately cease participation in the Plan and will not have the opportunity to earn a Bonus for such Plan Year.

The Board of Directors may at any time terminate, suspend or modify the Plan. Amendments are subject to approval of the stockholders of the Company only if such approval is necessary to maintain the Plan in compliance with the requirements of Section 162(m) of the Code, its successor provisions or any other applicable law or regulation.

No Bonus may be earned during any suspension of the Plan or after its termination.

The Plan became effective as of December 26, 2004, subject to approval of the Company’s stockholders. If approval of the Company’s stockholders is not obtained, then the Plan shall cease to be effective.

Although any employee that the Committee chooses is eligible to participate in the Plan, it is currently anticipated that payments under the Plan will be made only to the Chairman and the CEO.

New Plan Benefits

Because the payment of annual Bonuses is contingent upon the achievement of certain Performance Goals as of the end of the Company’s fiscal year, the Company cannot determine the amounts that will become payable for the fiscal year 2005 or in the future. The table below sets forth the amounts that would have been earned under the Plan for the Company’s 2004 fiscal year, based on the performance targets and award levels set for the Company’s 2005 fiscal year and on the Company’s actual performance for the 2004 fiscal year, as if the Plan had been in effect for the Company’s 2004 fiscal year.

Name and Position	Dollar Value	Number of Units
Harvey L. Karp Chairman of the Board	$1,747,210	N/A

William D. O’Hagan President and Chief Executive Officer	$1,191,266	N/A

Required Vote

The affirmative vote of a majority of the shares of Common Stock voting, in person or by proxy, at the Annual Meeting will be required to approve the Plan.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS
VOTE THEIR SHARES FOR THE PROPOSAL TO APPROVE THE MUELLER
INDUSTRIES, INC. ANNUAL BONUS PLAN

EQUITY COMPENSATION PLAN INFORMATION

The following table discloses information, as adjusted for the Special Dividend, regarding the securities to be issued and the securities remaining available for issuance under the Company’s stock-based incentive plans and arrangement as of December 25, 2004 (shares in thousands):

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	1,446	$18.91	455
Equity compensation plans not approved by security holders	836	18.20	—
Total	1,782	$18.78	455

Arrangements Not Approved by Security Holders

On February 13, 2002, Mr. O’Hagan was granted an option to acquire 100,000 shares of Common Stock at an exercise price of $31.75 per share (subsequent to the grant, the option grant was modified to adjust equitably for the Special Dividend to 155,610 shares of Common Stock at an exercise price of $20.40 per share) and on February 13, 2003, Mr. O’Hagan was granted an option to acquire 100,000 shares of Common Stock at an exercise price of $25.10 per share (subsequent to the grant, the option grant was modified to adjust equitably for the Special Dividend to 155,610 shares of Common Stock at an exercise price of $16.13 per share) (collectively, the “O’Hagan Treasury Options”). Each of the O’Hagan Treasury Options has a term of ten years, subject to earlier expiration upon termination of employment, and vests ratably over a five-year period from the date of the grant, except that if there is a Change in Control (as defined in the O’Hagan Employment Agreement), all of the O’Hagan Treasury Options will become immediately exercisable on the later to occur of (i) the day Mr. O’Hagan notifies the Company he is terminating his employment with the Company as a result of said change, and (ii) ten days prior to the date Mr. O’Hagan’s employment with the Company is terminated by the Company. In addition, all outstanding unvested O’Hagan Treasury Options will immediately vest and become exercisable if Mr. O’Hagan’s employment is terminated by the Company without Cause (as defined in the O’Hagan Employment Agreement) or by Mr. O’Hagan for Good Reason (as defined in the O’Hagan

Employment Agreement). The O’Hagan Treasury Options may only be exercised for shares of Common Stock held in treasury by the Company.

On June 30, 2003, the Company granted to Mr. Michael O. Fifer options to acquire 20,000 shares of Common Stock at an exercise price of $27.06 per share. Subsequent to the grant, the remaining unexercised options were modified to adjust equitably for the Special Dividend to 24,897 shares of Common Stock at an exercise price of $17.39 per share. These options have a term of ten years, subject to earlier expiration upon termination of employment, and vest and become exercisable ratably over a five-year period from the date of the grant. These options may only be exercised for shares of Common Stock held in treasury by the Company.

For information regarding the Special Dividend, see “Voting Securities.”

APPOINTMENT OF AUDITORS

Ernst & Young LLP (“E & Y”) has been reappointed by the Audit Committee to audit and certify the Company’s financial statements for the fiscal year ending December 31, 2005, subject to ratification by the Company’s stockholders. If the appointment of E & Y is not ratified by the stockholders at the Annual Meeting, the Audit Committee will reconsider its action and will appoint auditors for the 2005 fiscal year without further stockholder action. Further, even if the appointment is ratified by stockholder action, the Audit Committee may at any time in the future in its discretion reconsider the appointment without submitting the matter to a vote of stockholders. It is expected that representatives of E & Y will be in attendance at the Annual Meeting and will be available to answer questions and to make a statement if they desire to do so.

The following table sets forth fees for professional services rendered by E&Y for the audit of the Company’s annual financial statements for each of the two fiscal years ended December 25, 2004 and December 27, 2003 and fees for other services rendered by E&Y during those periods:

	2004	2003
Audit Fees	$1,580,819	$613,133
Audit-Related Fees	176,471	107,117
Tax Fees	153,155	171,470
All Other Fees	6,470	2,731
	$1,916,915	$894,451

Audit Fees consist of fees for professional services rendered for the audit of the Company’s consolidated annual financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by E&Y in connection with statutory filings. In 2004, Audit Fees also includes fees for professional services rendered for the audits of (i) management’s assessment of the effectiveness of internal control over financial reporting and (ii) the effectiveness of internal control over financial reporting.

Audit-Related Fees include fees billed for (a) consultation on accounting matters, (b) employee benefit plans and (c) assistance in preparing for Section 404 reporting pursuant to the Sarbanes-Oxley Act of 2002.

Tax Fees include fees billed for consulting on tax planning matters. Additionally, Tax Fees in 2004 include $13,000 related to findings-based fee arrangements. There were no fees under such arrangement in 2003.

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The Audit Committee has delegated pre-approval authority to its Chairman when expedition of services is necessary. The independent auditors and management are required periodically to report to the full Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. All of the fees paid to the independent auditors during fiscal 2004 and 2003, respectively, under the categories Audit-Related Fees, Tax Fees and All Other Fees described above were pre-approved.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE THEIR SHARES FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS AUDITORS OF THE COMPANY.

STOCKHOLDER NOMINATIONS FOR BOARD MEMBERSHIP
AND OTHER PROPOSALS FOR 2006 ANNUAL MEETING

It is anticipated that the next Annual Meeting after the one scheduled for May 5, 2005 will be held on or about April 27, 2006. The Company’s Bylaws require that, for nominations of directors or other business to be properly brought before an Annual Meeting, written notice of such nomination or proposal for other business must be furnished to the Company. Such notice must contain certain information concerning the nominating or proposing stockholder and information concerning the nominee and must be furnished by the stockholder (who must be entitled to vote at the meeting) to the Secretary of the Company, in the case of the Annual Meeting to be held in 2006, no earlier than February 3, 2006 and no later than March 6, 2006. A copy of the applicable provisions of the Bylaws may be obtained by any stockholder, without charge, upon written request to the Secretary of the Company at the address set forth below.

Since the Company did not receive timely notice of any stockholder proposal for the Annual Meeting scheduled for May 5, 2005, it will have discretionary authority to vote on any stockholder proposals presented at such meeting.

In addition to the foregoing, and in accordance with the rules of the SEC, in order for a stockholder proposal, relating to a proper subject, to be considered for inclusion in the Company’s proxy statement and form of proxy relating to the Annual Meeting to be held in 2006, such proposal must be received by the Secretary of the Company by November 24, 2005 in the form required under and subject to the other requirements of the applicable rules of the SEC. If the date of the Annual Meeting to be held in 2006 is changed to a date more than 30 days earlier or later than May 5, 2006, the Company will inform the stockholders in a timely fashion of such change and the date by which proposals of stockholders must be received for inclusion in the proxy materials. Any such proposal should be submitted by certified mail, return receipt requested, or other means, including electronic means, that allow the stockholder to prove the date of delivery.

OTHER MATTERS TO COME BEFORE THE ANNUAL MEETING

If any matter not described herein should properly come before the Annual Meeting, the persons named in the proxy will vote the shares represented by them as they deem appropriate. At the date of this Proxy Statement, the Company knew of no other matters which might be presented for stockholder action at the Annual Meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE REPORTING

Based solely upon its review of Forms 3 and 4 received by it and written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that during 2004 all filing requirements applicable to its officers, directors and ten percent shareholders were complied with, except that James Rourke filed a late Form 4 relating to the acquisition of 133 shares of Common Stock.

OTHER INFORMATION

Consolidated financial statements for the Company are included in the Annual Report to Stockholders for the year ended December 25, 2004 that accompanies this Proxy Statement. These financial statements are also on file with the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 and with the NYSE. The Company’s SEC filings are also available at the Company’s website at www.muellerindustries.com or the SEC’s website at www.sec.gov.

A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K AS FILED FOR THE YEAR ENDED DECEMBER 25, 2004 (EXCLUDING EXHIBITS) WILL BE FURNISHED, WITHOUT CHARGE, BY WRITING TO WILLIAM H. HENSLEY, SECRETARY, MUELLER INDUSTRIES, INC., AT THE COMPANY’S PRINCIPAL PLACE OF BUSINESS (8285 TOURNAMENT DRIVE, SUITE 150, MEMPHIS, TENNESSEE 38125). UPON RECEIPT BY WRITING TO THE FOREGOING ADDRESS, THE COMPANY WILL ALSO FURNISH ANY OTHER EXHIBIT OF THE ANNUAL REPORT ON FORM 10-K UPON ADVANCE PAYMENT OF THE REASONABLE OUT-OF-POCKET EXPENSES OF THE COMPANY RELATED TO THE COMPANY’S FURNISHING OF SUCH EXHIBIT.

By order of the Board of Directors

William H. Hensley
Corporate Secretary

[THIS PAGE INTENTIONALLY LEFT BLANK.]

C/O CONTINENTAL STOCK TRANSFER
17 BATTERY PLACE
NEW YORK, NY 10004

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Mueller Industries, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	MUIND1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MUELLER INDUSTRIES, INC.

1. Election of Directors

Nominees:

01) Alexander P. Federbush	05) Robert B. Hodes	For	Withhold	For All	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.
02) Gennaro J. Fulvio	06) Harvey L. Karp	All	All	Except
03) Gary S. Gladstein	07) William D. O’Hagan
04) Terry Hermanson		¡	¡	¡

			For	Against	Abstain
Vote on Proposal

2.	Approve the Mueller Industries, Inc. Annual Bonus Plan.		¡	¡	¡

3.	Approve the appointment of Ernst & Young LLP as independent auditors of the Company.		¡	¡	¡

*Note* Such other business as may properly come before the meeting or any adjournment thereof

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SIGNED STOCKHOLDER.
IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES IN ITEM 1 AND “FOR” ITEMS 2 AND 3.

Please sign exactly as your name appears to the right. When shares are held jointly, each stockholder named should sign. When signing as attorney, executor, administrator, trustee or guardian, you should so indicate when signing. If a corporation, please sign in full corporate name by duly authorized officer. If a partnership, please sign in partnership name by duly authorized person.

	Yes	No

HOUSEHOLDING ELECTION - Please indicate if you consent to receive certain future investor communications in a single package per household	¡	¡

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

MUELLER INDUSTRIES, INC.
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS - MAY 5, 2005
This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned hereby appoints William H. Hensley and Kent A. McKee, and each of them, Proxies, with full power of substitution in each, to represent and to vote, as designated, all shares of Common Stock of Mueller Industries, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on May 5, 2005, and at all adjournments thereof, upon and in respect of the matters set forth on the reverse side hereof, and in their discretion, upon any other matter that may properly come before said meeting.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.